MUTUAL RELEASE AND SETTLEMENT AGREEMENT

THIS MUTUAL RELEASE AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of the [___] day of March __, 2007 by and among Indigo-Energy, Inc., a Nevada corporation (the “Company”) and Jerry Moore located at ______________________ (the “Stockholder”), and together with the Company, the “Parties” each a “Party”).

WHEREAS, the Company entered into an agreement with Jerry Moore to redeem his entire interest in the Company.

WHEREAS, the Company acknowledges that the Stockholder has surrendered the stock certificates evidencing ownership of Shares of Common Stock to the Company; and

WHEREAS, the Company will complete the payment due to the Stockholder pursuant to the terms and conditions set forth herein; and

WHEREAS, each of the Parties denies any liability to the other Party and has agreed to settle its differences as described below; and

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Consideration to the Stockholder. The Company will pay the remaining aggregate of one hundred thousand dollars ($100,000) to the Stockholder directly, payable as follows: (i) twenty-five thousand dollars ($25,000.00) on April 12, 2007 (ii) twenty-five thousand dollars ($25,000.00) on May 1, 2007, (iii) twenty-five thousand dollars ($25,000.00) on June 1, 2007, (iv) twenty-five thousand dollars ($25,000.00) on July 1, 2007 and a complementary amount for late payment of (v) twenty-five thousand dollars ($25,000.00) on August 1, 2007 (collectively the “Monthly Payments” each a “Monthly Payment”).

Section 2. Release. (a) The Stockholder hereby waives, releases and discharges the Company, its subsidiaries and their respective officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that the Stockholders have asserted, now asserts or could have asserted, but not including any claim for the enforcement of this Agreement. Furthermore, the Stockholder will issue a written certificate of acknowledgement for each payment, and once paid in full as described in Section 1, the Stockholder will deliver a final certificate of acknowledgement stating that he has receive the full payment and the Company has no further obligations towards him.

(b) As a material inducement to the Stockholder to enter into this Agreement, the Company and its subsidiaries hereby irrevocably and unconditionally waive, release and discharge the Stockholders, his agents and attorneys, successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown to the Company, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis.

(c) It is understood and agreed by the Parties that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. The Parties expressly accept and assume the risk of the facts and assumptions to be so different, and agree that all terms of this agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.

Section 3. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, by reason of merger, consolidation, and/or purchase or acquisition of substantially all of the Company’s assets or otherwise.

Section 4. Governing Law. Each party acknowledges that it has been represented by counsel in connection with this Mutual Release and Settlement Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into the State of Nevada and shall be interpreted, enforced and governed under the laws of the State of Nevada without regard to its conflicts of laws principles.

Section 5. Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6. Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. All other contracts, agreements or understandings between the Parties are null and void. Without limiting the foregoing, any and all employment agreements, including all amendment and/or addendums thereto, shall be terminated and of no further force or effect, whether or not such agreements state that the same, or portions thereof, are to survive termination.

Section 8. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9. Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10. Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

INDIGO-ENERGY, INC.	ATTEST:

By:	By:

Name:David Larson Title: President	Name: Jerry Moore Title: